EXHIBIT 10.20
SUMMARY SHEET
OF
DIRECTOR COMPENSATION AND EXECUTIVE CASH COMPENSATION
DIRECTOR COMPENSATION
Non-employee directors of Redhook are currently entitled to receive both stock-based and cash compensation for their service on the Redhook board:
Stock-based Compensation:
•	Each non-employee director, other than A-B designated directors, is entitled to receive a grant of 3,500 shares of Redhook common stock upon their election to the board of directors at the Annual Meeting of Shareholders. In lieu of receiving 3,500 shares, directors may elect to receive a lesser number of shares plus a cash payment equal to the taxes to be paid on their stock grant.
Cash Compensation:
•	Each non-employee director is entitled to receive annual compensation of $10,000, which will be paid quarterly.

•	The Chairs of each of the Nominating and Governance, Audit, Marketing and Compensation Committees are entitled to receive additional annual compensation of $4,000, which will be paid following the Annual Meeting of Shareholders.

•	Audit Committee members are entitled to receive an additional annual payment of $1,000, which will be paid following the Annual Meeting of Shareholders.

•	Members of the Corporate Strategy Committee are entitled to receive, for service through March 31, 2008, compensation of $7,500 per quarter. The Chair of the Corporate Strategy Committee is also entitled to receive an additional quarterly payment of $2,500 for service through March 31, 2008.
EXECUTIVE OFFICER COMPENSATION
The current 2008 base salaries for the Company’s executive officers are:

Paul S. Shipman Chief Executive Officer and Chairman of the Board	$267,800

David J. Mickelson President	$199,250

Jay T. Caldwell Chief Financial Officer and Treasurer	$180,000
Executive officers are eligible to receive an annual incentive payment that will be paid upon achieving certain targets per terms set forth by, and as approved by, the Compensation Committee or the board. For 2008, the Compensation Committee has included additional performance targets related to the closing of the proposed merger with Widmer Brothers Brewing Company. The 2008 target incentives for the Company’s executive officers are:

Paul S. Shipman Chief Executive Officer and Chairman of the Board	$53,560

David J. Mickelson President	$100,000

Jay T. Caldwell Chief Financial Officer and Treasurer	$36,000
The Company also pays a monthly car allowance in accordance with each officer’s letter of agreement regarding employment. The current car allowances for each of the Company’s executives are $10,200 per year.